CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (“Agreement”) is hereby entered into as of November 21, 2023 (the “Effective Date”), by and between FIRST CITIZENS COMMUNITY BANK (the “Bank”), CITIZENS FINANCIAL SERVICES, INC. (the “Company”), the holding company of the Bank, as guarantor, and Stephen J. Guillaume (“Executive”).
WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect Executive’s position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement; and
WHEREAS, Executive and the Bank desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:
1.	Change in Control Severance Benefits.
(a) In the event of Executive’s Qualifying Termination, subject to Section 1(b) hereof, and subject to Executive executing a general release of claims in a form satisfactory to the Company and the Bank (the “Release”), and such release becoming effective within fifty-three (53) days following Executive’s termination of employment, Executive shall be entitled to receive (the “Severance Benefits”):
(i) a lump sum payment equal to one times Executive’s then current annual base salary, payable within sixty (60) days following Executive’s termination of employment; and
(ii) for a period of eighteen (18) months following Executive’s termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, continuation of health care insurance under the same terms and conditions Executive received coverage prior to his termination of employment; and
(iii) for a period of eighteen (18) months following Executive’s termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, continuation of Executive’s long term disability coverage to the extent Executive remains eligible under the Company’s or the Bank’s long term disability plan; provided, in the event of a termination of employment and Executive becomes employed within eighteen (18) months following his termination of employment without his new employer offering substantially similar long term disability coverage and Executive would be eligible for the Company’s or the Bank’s long term disability coverage but for not being an employee of the Company or the Bank, the Bank shall pay Executive a dollar amount equal to the cost to Executive of obtaining such benefits in effect with respect to Executive during the one (1) year prior to his termination of employment (or substantially similar benefits) for the remainder of the one year period, not to exceed 125% of the cost to the Company or the Bank of providing long term disability coverage under its group long term policy, which payment shall be made to Executive in a lump sum within ten (10) days following such commencement with a new employer.
If the Company or the Bank cannot provide the benefits under Section 1(a)(ii) or 1(a)(iii) under the terms of the plans or contracts, the Bank shall pay to Executive, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits), not to exceed 125% of the cost to the Company or the Bank of obtaining such benefits (or substantially similar benefits).  Such payment shall be made to Executive in a lump sum within ten (10) days following the effective date of the Release, or, if later, it being determined that the Company or the Bank cannot provide the benefits under the applicable plans or contracts.

(b) Notwithstanding anything to the contrary herein, in the event the Severance Benefits, when added to all other amounts or benefits provided to or on behalf of Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or if any portion is determined to be non-deductible pursuant to Section 280G of the Code, such payments shall be reduced (retroactively, if necessary) to the extent necessary to avoid such excise tax imposition and such loss of deductibility.  If such amounts have already been paid to Executive, upon written notice to Executive, together with calculations of the Company’s or the Bank’s independent auditors, Executive shall remit to the Company or the Bank the amount of the reduction, plus such interest, as may be necessary to avoid the imposition of such excise tax and such loss of deductibility.
(c) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A: (i) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company or the Bank during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death); and (ii) Executive shall not be considered to have terminated employment with the Company or the Bank for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company or the Bank within the meaning of Section 409A.

2.	Definition of Qualifying Termination.
For purposes of this Agreement, a “Qualifying Termination” shall mean:
(a) During the period of time between the execution of an agreement to effect a Change in Control and the Date of the Change in Control, a termination by the Bank of Executive’s employment (other than for death, disability or Cause), or
(b) During the period of time between the Date of the Change in Control and the one (1) year anniversary of the Date of Change in Control, a termination by the Bank of Executive’s employment (other than for death, disability or Cause) or a termination by Executive of Executive’s employment for Good Reason.

3.	Definition of Cause.
For purposes of this Agreement, “Cause” shall mean: (a) the willful failure by Executive to substantially perform his duties (other than a failure resulting from Executive’s incapacity because of physical or mental illness), after notice from the Company or the Bank and a failure to cure such violation within thirty (30) days of said notice; (b) the willful engaging by Executive in misconduct injurious to the Company or the Bank or the reputation of the Company or the Bank, or which is reasonably likely to be injurious to the Company or the Bank or the reputation of the Company or the Bank; (c) the dishonesty or gross negligence of Executive in the performance of his duties; (d) the breach of Executive’s fiduciary duty involving personal profit; (e) the material violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority, or the material violation of any Company or Bank policy; (f) conduct on the part of Executive which brings or is reasonably likely to bring public discredit to the Company or the Bank; (g) unlawful discrimination by Executive, including harassment against the Company or the Bank’s employees, customers, business associates, contractors, or visitors; (h) theft or abuse by Executive of the Company or the Bank’s property or the property of the Company or the Bank’s customers, employees, contractors, vendors, or business associates; (i) failure of Executive to follow the good faith lawful instructions of the board of directors of the Company or the Bank with respect to its operations, after notice from the Company or the Bank and a failure to cure such violation within thirty (30) days of said notice; (j) the direction or recommendation of a state or federal bank regulatory authority to remove Executive’s position with the Company and/or the Bank as identified herein; (k) any final removal or prohibition order to which Executive is subject, by a federal banking agency pursuant to Sections 8(e) and 8(g) of the Federal Deposit Insurance Act; (l) Executive’s conviction of or plea of guilty or nolo contendere to a felony, crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive; (m) any act of fraud, misappropriation or personal dishonesty; (n) insubordination; (o) misrepresentation of a material fact, or omission of information necessary to make the information supplied not materially misleading, in an application or other information provided by Executive to the Company or any representative of the Company in connection with Executive’s employment with the Company or the Bank; (p) the existence of any material conflict between the interests of the Company or the Bank and Executive that is not disclosed in writing by Executive to the Company or the Bank and approved in writing by the board of directors of the Company or the Bank; or (q) Executive takes action that is contrary to the best interest of the Company.

4.	Definition of Good Reason.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without Executive’s consent:
(a) any failure by the acquiring person or entity to offer employment to Executive as of the Date of Change in Control, in a position having equivalent responsibilities, title, authority (except reporting authority), compensation and benefits as Executive received immediately prior to the Date of the Change in Control; or
(b) any reduction in Executive’s title, responsibilities (except reporting responsibilities), or authority, including the title, responsibilities or authority as they may be modified from time to time; or
(c) the assignment to Executive of duties inconsistent with Executive’s office on the Date of the Change in Control or as the same may be increased from time to time after the Date of the Change in Control; or
(d) any reassignment of Executive to a location greater than fifty (50) miles from the location of Executive’s office or work location on the Date of the Change in Control; or
(e) any reduction in Executive’s annual direct salary in effect on the Date of the Change in Control or as the same may be increased from time to time after the Date of the Change in Control; or

(f) any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of the Company’s or the Bank’s retirement or pension, life insurance plans, medical, health and accident, disability or other employee benefit plans in which Executive participated at the Date of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the Date of the Change in Control; provided, in each case, (i) Executive provides written notice to the Bank stating the basis for such Good Reason within sixty (60) days following the initial occurrence of such event, (ii) the Bank fails to cure the action or inaction that is the basis for Good Reason within thirty (30) days following such notice, and (iii) Executive resigns within thirty (30) days following the expiration of such cure period.

5.	Change in Control Definitions.
(a) For purposes of this Agreement, the term “Change in Control” shall mean: A change in control (other than one occurring by reason of an acquisition of the Company or the Bank by Executive) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) if the Company or the Bank were subject to the Exchange Act reporting requirements; provided that, without limiting the foregoing, such a Change in Control shall be deemed to have occurred if the Board of Directors of the Company certifies that one of the following has occurred:
(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or the Bank or any “person” who on the date hereof is a director or officer of the Company or the Bank is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing fifty percent (50%) or more of the combined voting power of the Company’s or the Bank’s then outstanding securities, or
(ii) during any period of one (1) year during Executive’s employment, individuals who at the beginning of such period constitute the board of directors of the Company or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or
(iii) a merger, consolidation or business combination with the Company and/or the Bank occurs.
(b) For purposes of this Agreement, the “Date of Change in Control” shall mean:
(i) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of fifty percent (50%) or more of the Company’s voting securities, or more than fifty percent (50%) of the total fair market value of the Company or the Bank, or
(ii) the date of the closing of an agreement transferring all or substantially all of the assets of the Company or the Bank, or
(iii) the date on which a merger, consolidation, or business combination is consummated, as applicable, or
(iv) the date on which individuals who formerly constituted a majority of the board of directors of the Bank or the Company under Section 5(a)(ii) hereof and the replacement directors otherwise approved under Section 5(a)(ii), ceased to be a majority within a one year period.

6.	Source of Payments.
The Bank shall make all payments provided for under this Agreement. The Company, however, unconditionally guarantees all amounts and benefits due to Executive and, if the Bank does not timely pay or provide such amounts and benefits, the Company shall pay or provide such amounts and benefits.

7.	Effect on Prior Agreements and Existing Benefit Plans.
This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement. Nothing in this Agreement shall alter the at-will nature of Executive’s employment or confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

8.	No Attachment.
(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.
(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, the Company and their respective successors and assigns.

9.	Modification and Waiver.
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.	Severability.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.	Headings for Reference Only.
The headings of sections and paragraphs are included in this Agreement solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references to the masculine in this Agreement shall apply to both the masculine and the feminine.

12.	Governing Law.
Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law of that state.

13.	Arbitration.
The Company, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Therefore, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Williamsport, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Company, the Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Company, the Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The arbitration proceeding and all filing, testimony, documents, and information, relating to or presented during the evaluation proceeding, shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be treated as strictly confidential. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Company, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein. The Arbitrator or the Court (whichever is applicable) may award the prevailing party in a dispute reasonable counsel fees not to exceed $25,000.

14.	Payment of Legal Fees.
All reasonable legal fees and expenses paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful in arbitration.

15.	Indemnification.
The Company or the Bank shall provide Executive (and Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of having been a director or officer of the Company or the Bank (whether or not Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the costs of reasonable settlements.

16.	Successors to the Bank and the Company.
The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

17.	Miscellaneous.
(a) In the event any of the foregoing provisions of this Section 17 are in conflict with the terms of this Agreement, this Section 17 shall prevail.
(b) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

[Signature page follows]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

FIRST CITIZENS COMMUNITY BANK
ATTEST:
By:	/s/ Gina Marie Boor	By:	/s /Randall E. Black
	Gina Marie Boor		Randall E. Black
Title:	Corporate Secretary	Title:	CEO & President
CITIZENS FINANCIAL SERVICES, INC. (Guarantor)
ATTEST:
By:	/s/ Gina Marie Boor	By:	/s/ Randall E. Black
	Gina Marie Boor		Randall E. Black
Title:	Corporate Secretary	Title:	CEO & President
EXECUTIVE
ATTEST:
By:	/s/ Gina Marie Boor	By:	/s/ Stephe J. Guillaume
	Gina Marie Boor		Stephen J. Guillaume
Title:	Corporate Secretary